Exhibit 4

                                             May 9, 1995

          Mr. Barry Tobias
          Peter Sharp & Co.
          The Estate of Peter Jay Sharp
          The Peter Jay Sharp Foundation
          1370 Avenue of the Americas
          New York, New York  10019

          Dear Mr. Tobias;

                    P. Oppenheimer Administrative Corporation has decided not to exercise its option to purchase 1,373,900 shares of Thackeray Corporation from the Estate of Peter Jay Sharp, The Peter Jay Sharp Foundation and Peter Sharp & Co.

                                        Sincerely,

                                        By: /s/ Philip V. Oppenheimer
                                            Philip V. Oppenheimner
                                                President